Exhibit 10.3

HUMBL, Inc. Board of Directors

101 West Broadway

Suite 1450

San Diego, California 92101

23 November 2024

Members of the Board:

I understand that HUMBL, Inc. (“the Company”), WSGC, Inc., a Wyoming corporation (“the Buyer”), and WSCG Humbl SPV, a series of SPV Mgmt, LLC, a Delaware series limited liability company (the “Holding Company”), will shortly enter into an Asset Purchase Agreement (“the Agreement”). Pursuant to the Agreement, the Company conveys substantially all of its assets to the Buyer, including all its technology, virtual assets, branding, trademarks, patents, patent applications, web domains, equity interests, product inventory, transferrable permits, accounts, and certain benefits and duties of certain contracts; and

(i)	the Buyer pays the Company $2,500,000 in cash;
(ii)	the Buyer forgives certain promissory notes of the Company with a combined original principal amount of $525,000;
(iii)	the Buyer grants 2,455,556 shares of the Buyer’s Class B Common Stock (out of a total authorized share count of 3,500,000 shares of Class B Common Stock and 10,000,000 shares of Class A Common Stock, of which 6,500,000 shares of Class A Common Stock and 200,000 shares of Class B Common Stock have been issued to other parties) to the Holding Company, and the Holding Company grants 24,555,556 Common Units of Holding Company membership interests (out of a total authorized membership interest unit count of 35,000,000 Common Units of membership interests of one class, no other interests of which have been issued) to the Company;
(iv)	the Buyer covenants to obtain ownership of certain identified real estate assets having an enterprise value of at least $45,000,000 within 60 days of the Closing Date (together with items (i) through (iii), the “Sale Consideration”);
(v)	Mr. Brian Foote is appointed to the board of the Buyer and as CEO of the Buyer within five days of the Closing Date; and
(vi)	within 60 days of Closing, the Company applies to FINRA to change its name and stops using the name HUMBL and associated trademarks and intellectual property (together with all the foregoing, the “Asset Sale”).

The terms and conditions of the Asset Sale are more fully set forth in the Agreement.

You have asked for my opinion as to whether the Sale Consideration to be received by the Company is fair, from a financial point of view, to the Company and to the holders of its securities.

For purposes of the opinion set forth herein, I have reviewed the Agreement, certain related documents, and certain publicly available financial statements and other business and financial information of the Company. Additionally, I discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company. I also reviewed the historical market prices and trading activity for Company common stock and compared the financial performance of the Company and the prices and trading activity of Company common stock with that of certain other selected publicly-traded companies and their securities. In addition, I reviewed the financial terms, to the extent publicly available, of selected acquisition transactions and performed such other analyses, reviewed such other information and considered such other factors as I have deemed appropriate.

In arriving at our opinion, I have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to, or discussed with, me by the Company. With respect to discussion of the future prospects of the Company, we have been advised by the management of the Company, and have assumed, that they reflect the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company and other matters covered thereby. I have assumed that the Asset Sale will be consummated in accordance with the terms set forth in the Agreement, without any modification, waiver, or delay. In addition, I have assumed that in connection with the receipt of all the necessary approvals of the proposed Asset Sale, no delays, limitations, conditions, or restrictions will be imposed that could have an adverse effect on the Company or the contemplated benefits expected to be derived in the proposed Asset Sale. I have not made any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have I been furnished with any such evaluation or appraisal.

My law practice deals with various matters of corporate and securities law, and among my clients is a consultant to the Company. Said client referred the practice’s services to the Company for the purpose of providing this opinion, and the practice has not been retained by the Company for any previous or future matter. The practice has received a fee for providing this opinion, but as of this writing does not expect to receive further compensation from the Company regardless of whether the Asset Sale is approved or consummated. No person affiliated with the law practice has ever held a long or short position in Company securities, and there is no intention to do so; however, expressing this opinion does not restrict our ability to do so at a future date if desired.

In addition, I was not requested to and did not provide advice concerning the structure, the specific amount of the consideration, or any other aspects of the Asset Sale, or to provide services other than the delivery of this opinion. I was not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company assets or any other alternative transaction. I did not participate in negotiations with respect to the terms of the Asset Sale and related transactions. Consequently, I have assumed that such terms are the most beneficial terms from the Company’s perspective that could under the circumstances be negotiated among the parties to such Asset Sale.

This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose without my prior written consent. This opinion does not constitute a recommendation as to how any holder of shares of Company stock should vote with respect to the Asset Sale or any other matter and does not in any manner address the prices at which Company stock will trade at any time.

My opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to me as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and I do not assume any obligation to update, revise or reaffirm this opinion. My opinion does not address the underlying business decision of the Company to engage in the Asset Sale, or the relative merits of the Asset Sale as compared to any strategic alternatives that may be available to the Company. My opinion is limited to the fairness, from a financial point of view, of the Sale Consideration to be received by the Company pursuant to the Agreement, and I express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to such Sale Consideration.

Based on and subject to the foregoing, I am of the opinion on the date hereof that the Sale Consideration to be received by the Company pursuant to the Agreement is fair, from a financial point of view, to the Company and to the Holders of Company securities.

Sincerely,

/s/ Oren Litwin
Oren Litwin